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                                                                   Exhibit 10(u)

August 23, 2001

Mr. Gary Schneiderman
20 Camberley
Laguna Niguel, CA 92677

Re:  Employment at Ashworth, Inc.

Dear Mr. Schneiderman,

In accordance with our recent discussions, we are pleased to confirm our offer to you of a position with Ashworth, Inc. (the "Company") upon the following terms and conditions:

1. Position; Reporting; Commencement. The position shall be Vice President Callaway Golf Apparel Sales and you shall report to Randy Herrel in his position of President/CEO regarding general business issues, sales strategy and distribution strategy and to Eddie Fadel, Vice President of Merchandising, regarding issues such as product development, merchandising and line plans. You shall commence employment on August 30, 2001. The position includes sales and management responsibilities for domestic off-course, sporting goods stores and department store/specialty store distribution channels. The position is also responsible for the same channels for Canada. You will also be responsible to manage Ashworth's retail distribution channels (department store and specialty store). Existing retail sales representatives will report directly to you. You will be required to observe the Company's personnel and business policies and procedures. In the event of any conflict, the terms of this letter will control.

2. Base Salary; Reviews. You will receive a yearly salary of $145,000.00, less applicable withholding and deductions, which is payable every other Friday. Employees are generally given performance reviews in or about January of each year.

3. Bonus Program. You have an opportunity to receive a bonus based on net sales goals specified in attachment A. The Company guarantees that for the Year 2002 your minimum bonus will be $8,000.00 bi-annually.

4. Stock Options. The Company will grant you 20,000 options to purchase shares of the Company's common stock at an exercise price equal to the closing share price the day your employment commences. The options will vest over a four-year period, i.e. 5,000 vesting on the one-year anniversary of employment commencement; 5,000 vesting on the two-year anniversary of employment commencement; 5,000 vesting on the three-year anniversary of employment commencement; and 5,000 vesting on the four-year anniversary of employment commencement. Options will be exercisable for a period of time from the vesting date as defined by the Company's Stock Option Plan. You have an opportunity to receive additional stock options each year during the annual review process.

5. Insurance Benefits. The Company will provide you with coverage under its group medical, dental and life insurance policies as more specifically described in the group insurance materials, which will be provided to you upon your commencement of employment. The cost of the medical and dental

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August 23, 2001
Mr. Gary Schneiderman

         coverage will be shared between you and the Company, depending on your plan and coverage election. Under the current provisions, you will be eligible as of October 1, 2001. The Company reserves the right to change, modify or eliminate such benefits or coverage in its discretion. You will also be eligible for Ashworth's Exec-U-Care health benefits as well.

6. Savings Plan. You will be eligible to participate in the Company's 401(k) Plan at the first entry date following the completion of six months continuous employment with the Company. Under the current provisions, you will be eligible as on July 1, 2002.

7. Business Expenses, Cellular Phone, Clothing Allowance, Auto Allowance. You will receive reimbursement for normal, ordinary and reasonable business expenses upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. You will receive a Company paid cellular phone; usage will be in accordance with Company policy. As a sales executive, you will be provided an annual promotional budget, which will be established to provide an adequate amount of free clothing. You will receive an annual auto allowance of $6,000.00 paid bi-weekly less applicable withholding.

8. Confidentiality; Use of Licensed Software; Solicitation of Employees; Return of Property; Termination. You acknowledge that, in the course of your employment with the Company, you will have access to confidential information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out of this agreement, you agree that you will not, at any time during your employment with the Company or after such employment, whether such employment is terminated as a result of your resignation or discharge, disclose or furnish any such information to any person other than an officer of the Company, and you will make no use of any such information for your personal benefit.

         The Company licenses the use of computer software from a variety of outside companies and, unless authorized by the software developer, does not have the right to reproduce it. You may use software only in accordance with the license agreement, whether on local area networks or on multiple machines. If you learn of any misuse of software or related documentation within the Company, you must notify your department manager. If you make, acquire or use unauthorized copies of such computer software, you shall be disciplined as appropriate under the circumstances. Such discipline may include termination.

         You agree that for a period of two years from the date of voluntary or involuntary termination, you will not solicit on your behalf, or on behalf of a third party, any then current employee of the Company, to leave his or her employment with the Company for employment with another employer.

         You further agree that in the event of such termination, whether voluntary or involuntary, you will not remove from the offices of the Company any personal property that does not rightfully and legally belong to you and that you will return on the date of your said termination, to an authorized representative of the Company, any and all property belonging to the Company. You also agree that you will provide passwords on request for personal computer files.

9. At-Will Employment. You understand and agree that you are being employed for an unspecified term and that this is an "at-will" employment relationship. This means that either you or the Company may terminate your employment at will at any time with or without cause or notice.

         If the Company terminates your employment for any reason other than cause (cause is defined as gross negligence, misconduct or failure to meet two consecutive, semi-annual agreed upon sales goals) the Company agrees to enter into a Consulting Agreement with you for a period of six months from termination date. Consultant fees will be equal to your salary at termination and will be paid

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August 23, 2001
Mr. Gary Schneiderman

         monthly. This Consulting Agreement will include a non-compete clause to ensure that during the consulting period you will not engage in employment or consulting services with another company that currently sells or plans to sell in the golf apparel market.

         The Company agrees to pay you an amount equivalent to six months of your base salary (payable in six equal monthly payments) if any one of the following occurs: dissolution of the Callaway licensing agreement and you are terminated, Ashworth is acquired by another company and you are terminated, if you are terminated for any reason other than cause (see definition of cause on page 2, section 9). You will also receive six months of base salary (payable in six equal monthly payments) if you suffer any reduction of compensation or a material change in title, scope of responsibility or in the event that you are reporting to an individual with equal or lesser title than you hold.

         This at-will aspect of your employment, which includes the right of the Company to transfer, discipline, demote and/or reassign, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Company's President. This letter sets forth the entire agreement between the parties and there are no prior or contemporaneous representations, promises or conditions, whether oral or written, to the contrary.

This offer of employment is contingent upon the satisfactory completion of a background check, verifying that the information provided by you on your application and resume is accurate and correct. The Company reserves the right to withdraw an offer of employment, or to terminate employment, at any time based on information arising from the background check.

If you are in agreement with the terms of this letter, please sign and return one copy of the enclosed letter to the Human Resource Department to effect the commencement of your employment. If you have any questions, please contact me at your earliest convenience.

Sincerely,

/S/ RANDALL L. HERREL, SR.
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Randall L. Herrel, Sr.
Chairman, President & CEO


ACCEPTED AND AGREED TO THIS
23RD DAY OF AUGUST 2001

/S/ GARY SCHNEIDERMAN
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GARY Schneiderman

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